EXHIBIT 5 OPINION OF STEVEN L. ZELKOWITZ AS TO THE LEGALITY OF THE COMMON STOCK TO BE ISSUED


DECEMBER 12, 2000


KEYSPAN CORPORATION
D/B/A KEYSPAN ENERGY
ONE METROTECH CENTER
BROOKLYN, NY 11201


LADIES AND GENTLEMEN:

      AS SENIOR VICE PRESIDENT AND GENERAL COUNSEL OF KEYSPAN CORPORATION, A NEW YORK CORPORATION (THE "COMPANY"), I AM FAMILIAR WITH THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3, REGISTRATION NUMBER 333-53657 (THE "REGISTRATION STATEMENT") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR THE REGISTRATION OF 5,000,000 SHARES OF THE COMPANY'S COMMON STOCK, $0.01 PAR VALUE PER SHARE (THE "COMMON STOCK"), ISSUABLE PURSUANT TO THE KEYSPAN INVESTOR PROGRAM (THE PROGRAM"). THE COMMON STOCK REPRESENTS AUTHORIZED AND UNISSUED SHARES OF THE COMPANY'S COMMON STOCK.

I HAVE EXAMINED AND AM FAMILIAR WITH ORIGINALS OR COPIES, CERTIFIED OR OTHERWISE IDENTIFIED TO MY SATISFACTION, OF SUCH DOCUMENTS, CORPORATE RECORDS AND OTHER INSTRUMENTS AS I HAVE DEEMED NECESSARY OR APPROPRIATE FOR PURPOSES OF THIS OPINION.

      AS COUNSEL TO THE COMPANY, I HAVE PARTICIPATED IN AND AM FAMILIAR WITH THE CORPORATE PROCEEDINGS OF THE COMPANY RELATING TO THE PREPARATION OF THE REGISTRATION STATEMENT, AS AMENDED, PROVIDING FOR THE REGISTRATION OF THE COMMON STOCK FOR OFFERING AND SALE ON A DELAYED OR CONTINUOUS BASIS UNDER THE ACT AND RULE 415 PROMULGATED THEREUNDER.

      In connection with the foregoing, either I or individuals under my supervision have researched such questions of law and examined the originals or copies of the Registration Statement and such corporate records, agreements or other instruments of the Company and other instruments and documents as I have deemed relevant and necessary in connection with the opinions hereinafter expressed. As to various questions of fact material to such opinions, I have, where relevant facts were not independently

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established by me, relied upon statements of other officers of the Company, whom
I believe to be responsible.
           On the basis of the foregoing, I am of the opinion that:

                    o the Company has taken all necessary corporate action to authorize the issuance of the Common Stock;

                    o the shares of Common Stock to be issued pursuant to the Program are validly authorized and when issued and delivered in accordance with the terms of the Program, the shares of Common Stock so issued will be validly issued, fully paid and non-assessable.

           The foregoing opinion is delivered to you in connection with the Registration Statement, as amended, and may not be relied upon by any other person or for any other purpose.

      The opinions expressed above are subject to the qualification that I am a member of the Bar of the State of New York and such opinions are limited to the laws of the State of New York, the laws of the United States of America and, to the extent relevant to the opinion expressed above, the Business Corporation Law of the State of New York.

      I hereby consent to the reference to me under the caption "Legal Opinions" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement, as amended. The foregoing, however, shall not constitute an admission by me that I am an expert as provided for in Section 7 and 11 of the Act.

      I wish to call to your attention to the fact that I am the owner of or have the option to acquire approximately 277,500 shares of our common stock of the Company.


                                                       Very truly yours,
                                                       /s/Steven L. Zelkowitz


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